Exhibit 10.1


                 Rogers Corporation Compensation Recovery Policy

If the Board determines that any Compensation earned or paid to an Executive Officer resulted from any financial result or operating objective that was impacted by the Misconduct, the Board may recover from an Executive Officer, directly or indirectly, any Compensation it considers appropriate under the circumstances. In addition, if the Board determines that an Executive Officer willfully violates an Employment Obligation, the Board may recover from that Executive Officer, directly or indirectly, any Compensation that was earned, vested or granted on or after such violation as it deems appropriate under the circumstances. The Board has the sole discretion to make any and all determinations under this policy; provided, however that the Board may delegate its authority to a Board Committee to make some or all determinations under this policy as it deems appropriate under the circumstances. Remedies under this policy are in addition to, and not in lieu of, any other relief available to Rogers Corporation due to an Executive Officer's Misconduct or willful violation of an Employment Obligation, including but not limited to employment termination. This policy shall be effective January 1, 2010, and apply to any Compensation that is initially granted or earned on or after that date.

For purposes of this policy, the following terms shall have the meanings set forth below:

"Board" means the Board of Directors of Rogers Corporation.

"Board Committee" means any committee consisting of two or more independent directors (as determined under applicable listing requirements) designated by the Board to make any determination under this policy.

"Compensation" means any incentive compensation (such as payments under the Annual Incentive Compensation Plan (AICP)), equity award (such as stock options and performance-based restricted stock units) or other compensation paid or payable by Rogers Corporation or its subsidiaries that is determined by reference to incentive compensation, an equity award or both (such as additional accruals under the Pension Restoration Plan due to AICP payments).

"Employment Obligation" means any material obligation under an Employment, Confidentiality and Non-Compete Agreement (or any similar type of agreement), as determined by the Board.

"Executive Officer" means any current or former officer of Rogers Corporation or any of its subsidiaries who has at any time been treated an executive officer of Rogers Corporation for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

"Misconduct" means gross negligence, fraudulent behavior or illegal conduct. For avoidance of doubt, an Executive Officer's Compensation shall be subject to recovery under this Policy regardless of who was responsible for the gross negligence, fraudulent behavior or illegal conduct giving rise to any inaccurate or erroneous financial result or operating objective.